CERTIFICATE OF INCORPORATION

                                       OF

                       Cinergy Global Foote Creek II, Inc.

          The undersigned, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

          FIRST: The name of the corporation is:

                       Cinergy Global Foote Creek II, Inc.

          SECOND: The address of the corporation's registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street,
     Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company. THIRD:
     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of stock which the corporation shall have authority to issue is five hundred (500) shares of common stock, without par value.

          FIFTH: The name and mailing address of the incorporator is Richard G. Beach, 139 East Fourth Street, 25 AT II, Cincinnati, Ohio 45202.

          SIXTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of the filing of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No repeal or modification of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

          SEVENTH: The directors shall have power to make, alter or repeal by-laws, except as may otherwise be provided in the by-laws.

          EIGHTH: Elections of directors need not be by written ballot, except as may otherwise be provided in the by-laws.


         WITNESS my signature this 23rd day of November, 1999.


                                                   /S/ RICHARD G. BEACH
                                                   --------------------
                                                   Richard G. Beach
                                                   Sole Incorporator



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